Filed Pursuant to Rule 424(b)(3)
Registration No. 333-143483

PROSPECTUS SUPPLEMENT NO. 1

TO

PROSPECTUS DATED AUGUST 2, 2007

Smart Balance, Inc.

                This Prospectus Supplement No. 1 supplements the prospectus dated August 2, 2007 relating to the offer and sale of up to 74,410,188 shares of our common stock, par value $.0001 per share, by certain selling stockholders (the “Prospectus”).

                We are filing this Prospectus Supplement No. 1 in order to amend the “Selling Stockholders” section beginning on page 7 of the Prospectus by deleting Citigroup Global Markets, Inc. as a selling stockholder. All provisions of the Prospectus not specifically amended by this Prospectus Supplement No. 1 remain in full force and effect.

                This Prospectus Supplement No. 1 should be read in conjunction with, and may not be delivered without, the Prospectus. This Prospectus Supplement No. 1 is qualified in its entirety by reference to the Prospectus, except to the extent that the information in this Prospectus Supplement No. 1 supersedes the information in the Prospectus.

June 18, 2008